Exhibit 99.1

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. ANNOUNCES COMPREHENSIVE REVIEW OF PORTFOLIO AND CAPITAL ALLOCATION / RETURN TO DRIVE SHAREHOLDER VALUE

Yardley, PA., November 5, 2019. Crown Holdings, Inc. (NYSE: CCK) (“Crown”) today announced that it will conduct a comprehensive Board-led review of its portfolio and capital allocation / return to ensure that the Company maintains its strong competitive position and its continued stock price outperformance.

“In 2019, Crown and its shareholders have benefitted from our strategic plan with over 75% total shareholder return, far in excess of our peers and most relevant indices.” said Chief Executive Officer Timothy J. Donahue. “Our stock currently trades near an all-time high, with our robust performance driven by the leading market positions of our businesses and our commitment to operational excellence and continuous cost reduction across the entire platform. We continue to invest to meet accelerating global demand for beverage cans as evidenced by an expected increase in beverage can capacity in excess of 10% in 2019 and 2020. In addition, we expect the strong and stable cash flows generated across all of our businesses will enable us to delever to our target range of 3.5x – 4.0x net leverage and return substantial capital to our shareholders. The Company does not plan to pursue acquisitions as part of its capital allocation program.”

“That said, our Board and management team believe there may be substantial opportunities to create further value for Crown shareholders. We have decided to commence a Board-led review of the Company to unlock potential shareholder value, including substantial capital return to our shareholders. We have engaged leading financial, legal, tax and other advisors to assist in this review.”

The Board will also continue its Board refreshment process by adding new independent directors who will participate in the review and assist the Company in the evolution of its strategy and its focus on delivering strong operational and financial performance. In addition, consistent with its longstanding practice, the Board and management team will be engaging with its shareholders as part of this process.

Crown reaffirms the guidance announced on its third quarter earnings call of approximately $725 million in adjusted free cash flow and adjusted diluted earnings of $5.00 – $5.05 per share for the full year 2019 and expected capital investment of approximately $450 million in 2019, and expects at least $500 million of capital investment for 2020.

Non-GAAP Measures

Adjusted diluted earnings per share, net leverage ratio and adjusted free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). A reconciliation of estimated adjusted diluted earnings per share for the full year of 2019 to estimated diluted earnings per share on a GAAP basis is not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, acquisition related costs including

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

fair value adjustments to inventory, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and non-controlling interest impact of the items above, and the impact of tax law changes or other tax matters. Net leverage ratio is defined by the Company as the ratio of total debt (less cash and cash equivalents) to adjusted EBITDA. Adjusted free cash flow is defined by the Company as net cash used for operating activities plus beneficial interest in transferred receivables less capital expenditures and certain other items.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the outcome and ultimate impact of the Board-led review referred to herein, that there is no assurance that such review will result in any transaction, the continuation of performance and market trends, including increasing global beverage can demand, the Company’s ability to achieve expected beverage can capacity increases, the Company’s ability to generate expected earnings and cash flow, deleverage and return capital to shareholders, the Company’s ability to identify opportunities for capital investment and the Company’s ability to add new independent directors, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2018 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Crown

Crown, through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:

Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341

Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

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